Exhibit 99.1

diaDexus, Inc. Pre-Announces 2011 Q4, YE Revenue and 2012 Guidance

SOUTH SAN FRANCISCO, Calif., Jan. 9, 2012 — diaDexus, Inc. (OTC Bulletin Board: DDXS.OB), a diagnostics company focused on patent-protected in vitro diagnostic products addressing unmet needs in cardiovascular disease, today announced preliminary Q4 2011 revenues of approximately $4.9 million, up 48% from the prior year’s fourth quarter. This result brings projected year-end 2011 revenue to $16.4 million, up 39% over 2010’s full year revenues. These preliminary results are unaudited and subject to adjustment prior to the Company filing its Annual Report on Form 10-K on or before March 21, 2012.

The Company also announced a preliminary cash and investments balance of approximately $17.2 million as of December 31, 2011. This preliminary balance is unaudited and subject to adjustment prior to the Company filing its Form 10-K on or before March 21, 2012.

diaDexus provided new guidance for 2012 total revenue at $20 – 21 million, estimating year-over-year growth of approximately 26% compared to 2011.

According to Brian E. Ward, Ph.D, Chief Executive Officer, “2011’s strong revenue growth reflects significant assay purchases by cardiovascular specialty laboratories. diaDexus’ dominant role as the only supplier of LP-PLA2 assays in this market, plus the fact that the PLAC Test has become a cornerstone of comprehensive diagnostic lipid profile analysis, are the primary contributors to this growth. We also believe that guidelines published in 2010 and 2011 by the American Heart Association and the American Stroke Association to support testing of LP-PLA2 , coupled with emerging clinical utility data, are increasing physician awareness of this important cardiovascular risk assessment tool. Looking forward, we believe this growth trend will continue to be fueled by penetration of more generalized laboratories, our new activity assay which will be launched in Europe, broader reimbursement coverage, and additional positive clinical outcomes data.”

The company expects to report 2011 year-end financial results on or around March 21, 2012.

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, is focused on the development and commercialization of patent-protected in vitro diagnostic products addressing unmet needs in cardiovascular disease. The company’s PLAC Test for Lp-PLA2 is the only blood test cleared by the FDA to aid in predicting risk for both coronary heart disease (CHD) and ischemic stroke associated with atherosclerosis, the #1 and #3 causes of death, respectively, in the United States. For more information, please visit the company’s website at www.diaDexus.com

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company’s plans, objectives, expectations and intentions with respect to future operations and products and other statements that are not historical in nature, particularly those that use terminology such as “will,” “potential”, “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “estimates” or comparable terminology. Forward-looking statements are based on current expectations and assumptions, and entail various known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to diaDexus that could cause actual results to differ materially from those expressed in such forward-looking statements include diaDexus’ ability to maintain regulatory clearance for and successfully commercialize its PLAC test, including its ability to submit a new 510(k) application for, and obtain FDA clearance of, its new automated Lp-PLA2 activity assay; its ability to hire a chief financial officer and to attract, retain and motivate other qualified personnel: its relationship with key customers; diaDexus’ reliance on sole source third party manufacturers to manufacture and supply diaDexus’ main reagent and the PLAC Test; the effects of government regulations and the company’s ability to comply with such regulations; diaDexus’ ability to demonstrate that treatment of individuals based on their Lp-PLA2 levels improves clinical outcomes in prospective clinical studies; the rate of adoption of the PLAC Test by doctors and laboratories; third party payors’ acceptance of and reimbursement for the PLAC Test; downward pressure on diaDexus’ product pricing, particularly from the company’s largest customers; the adequacy of the company’s intellectual property rights; diaDexus’ limited revenue and cash resources; diaDexus’ ability to accurately forecast revenues prior to review and issuance of its financial statements for the year ending December 31, 2011; and diaDexus’ significant corporate expenses, including real estate liabilities and expenses associated with being a public company. Additional factors that could cause diaDexus’ results to differ materially from those described in the forward-looking statements can be found in diaDexus’ most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and other reports filed with the Securities and Exchange Commission, and available at the SEC’s web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and diaDexus disclaims any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.